Exhibit 5.1

Your ref	CN ENERGY GROUP. INC.	25 January 2021
Our ref	AJM/SMCK/MY/1069462/0001/S186701v1

CN ENERGY GROUP. INC. 2/F, Palm Grove House P.O. Box 3340 Road Town Tortola VIRGIN ISLANDS, BRITISH

Dear Sir / Madam

Re: CN ENERGY GROUP. INC. 中北能源集团有限公司 (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as British Virgin Islands legal counsel to the Company. We have been asked to issue this legal opinion ("Opinion") to you with regard to the laws of the British Virgin Islands in relation to the offering of (i) 5,000,000 shares with no par value in the capital of the Company; (ii) up to 750,000 shares with no par value in the capital of the Company issuable upon exercise of an over-allotment option granted to Network 1 Financial Securities, Inc., (the "Underwriter"); and (iii) up to 250,000 shares with no par value in the capital of the Company issuable upon exercise of warrants granted to the Underwriter, pursuant to  an underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement"), (together, the "Ordinary Shares"), as registered under the United States Securities Act of 1933, as amended, (the "Securities Act") pursuant to the registration statement, as amended, on Form F-1, provided to us as filed by the Company with the United States Securities and Exchange Commission (the "Registration Statement").

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion and/or the Schedules.

{HTFL00082547; 4}Carey Olsen Singapore LLP (Registration No. T15LL1127K) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A)

1.            SCOPE OF OPINION

This Opinion is given only on the laws of the British Virgin Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the British Virgin Islands (collectively, "Foreign Laws"). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection the document set out in Schedule 1.

2.            documentS reviewed and ENQUIRIES made

In giving this Opinion we have undertaken the Searches and reviewed the documents set out in Schedule 1.

3.            ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.

4.            Opinions

Having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	Due incorporation, existence and status

The Company has been duly incorporated as a BVI business company, limited by shares, under the BVI Business Companies Act 2004 (as amended) (the "Act"), is validly existing and was, at the date of our Searches in good standing with the Registrar of Corporate Affairs in the British Virgin Islands (the "Registrar").

4.2	Authorised and Issued Shares

(a)	The Company is authorised to issue an unlimited number of no par value shares, divided into two classes as follows:

(a)	Ordinary Shares of no par value; and

(b)	Convertible Preferred Shares of no par value.

(b)	The Ordinary Shares to be offered in accordance with the Registration Statement, when issued in accordance with the Company’s memorandum and articles of association and in the manner described in the Registration Statement, will be duly authorised, validly issued, fully paid and non-assessable to the persons set out in the register of members of the Company as the holders thereof.

4.3	Statements in the Registration Statement

The statements under the caption "TAXATION—British Virgin Islands Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

5.            RELIANCE

Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents (whether or not referred to in, or contemplated by, the document set out Schedule 1). We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the documents set out in Schedule 1.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the current law and practice in the British Virgin Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the British Virgin Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion.

We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in British Virgin Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.

This Opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Ordinary Shares by the Company and not in respect of or in connection with any other matter.

We are furnishing this Opinion as exhibit 5.1 to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Carey Olsen Singapore LLP

Carey Olsen Singapore LLP

Schedule 1

Document Reviewed and ENQUIRIES made

For the purpose of this Opinion, we have reviewed originals, copies, drafts or conformed copies of the following document:

A.	DOCUMENTS

1.	A copy of the Registration Statement (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	The certificate of incorporation of the Company obtained by us pursuant to the Company Search.

3.	The second amended and restated memorandum and articles of association of the Company, dated 20 April 2020 (the "Memorandum and Articles").

4.	A certificate of good standing relating to the Company issued by the Registrar, dated 15 January 2021 (the "Certificate of Good Standing").

5.	A copy of the following:

a.	signed written resolutions of the directors of the Company (the "Directors") dated 15 April 2020 and the signed written resolutions of the members of the Company (the "Members") dated 15 April 2020;

b.	signed written resolutions of the Directors dated 1 May 2020 and the signed written resolutions of the Members dated 1 May 2020; and

c.	signed written resolutions of the Directors dated 4 September 2020,

(together, the "Resolutions").

6.	The Register of Members and the Register of Directors as provided to us on 24 November 2020.

7.	The Underwriting Agreement.

B.	SEARCHES AND ENQUIRIES

1.	The information revealed by our search of the Company's public records on file and available for public inspection from the Registrar at the time of our search on 14 January 2021 (the "Company Search"), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the "Act").

2.	The public information revealed by our search of the Company on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 14 January 2021 (the "High Court Search" and together with the Company Search, the "Searches").

C.	SCOPE

The documents listed in this Schedule are the only documents and/or records we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion.

SCHEDULE 2

Assumptions

1.	The conformity to the original documents of all copy documents supplied to us (whether in hard or soft copy format).

2.	The authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies and of all factual representations expressed in or implied by the documents we have examined.

3.	The genuineness of all signatures, stamps, initials, seals, dates and markings on documents submitted to us. The signatures, initials and seals on all documents supplied to us are genuine.

4.	There is no document or other information or matter that has not been provided or disclosed to us, which could affect the accuracy of this Opinion.

5.	No foreign legislation qualifies or affects this Opinion.

6.	Words and phrases used in any documents that we have reviewed that are not governed by British Virgin Islands law have the same meanings and effect as they would have if those documents were governed by British Virgin Islands law.

7.	The full power (including both capacity and authority), legal right and good standing of each of the parties to the documents reviewed by us (other than the Company under the laws of the British Virgin Islands) to execute, date, unconditionally deliver and perform their obligations under, and their due authorisation, execution, dating and unconditional delivery of, such document.

8.	Ordinary Shares issuable upon the exercise of the overallotment options or exercise of warrants granted to the Underwriter will be in accordance with the Underwriting Agreement, which has been duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of such Ordinary Shares. The Underwriting Agreement will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the British Virgin Islands). All preconditions to the obligations of the parties to the Underwriting Agreement have been satisfied or duly waived prior to the issue and sale of the Ordinary Shares.

9.	The consideration payable has been received by the Company in respect of the Ordinary Shares.

SCHEDULE 3

QUALIFICATIONS

1.	To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must inter alias pay annual filing fees to the Registrar, comply with its economic substance requirements and obligations under the Virgin Islands Economic Substance (Companies and Limited Partnerships) Act, 2018 and file a copy of its register of directors with the Registrar.

2.	The register of members of a British Virgin Island company provides prima facie evidence of the legal ownership of registered shares in a company. No purported creation or transfer of legal title to Ordinary Shares is effective until the register of members is updated accordingly. However, the register of members may be subject to rectification (for example, in the case of fraud or manifest error).

3.	The obligations of the Company may be subject to restrictions pursuant to United Nations or other applicable international sanctions as implemented under the laws of the British Virgin Islands.

4.	The term "non-assessable" means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum or Articles of Association and any liability to repay a distribution under the Act.